--------------------------------------------------------------------------------
Operator

Good morning and welcome ladies and gentlemen to the USANA Health Sciences Inc. second-quarter 2003 earnings release conference call. I would now like to turn the conference over to Mr. Riley Timmer, Investor Relations Analyst.

--------------------------------------------------------------------------------
 RILEY TIMMER  - USANA Health Sciences - Investor Relations Analyst

Thank you, Rob. Good morning and thank you for joining us this morning. Today's conference call is also available live via webcast and can be accessed directly from our Website at www.usanahealthsciences.com. Shortly after the call, a replay will be available for approximately 90 days.

The purpose of today's conference call is to discuss financial results for the second-quarter of 2003. Before we begin, as a reminder, during the course of this conference call, management will make forward-looking statements regarding future events or the future financial performance of the Company. Those statements involve risks and uncertainties that could cause actual results to differ perhaps materially from the results projected in such forward-looking statements. We caution you that these statements should be considered in conjunction with the disclosures including specific risk factors and financial data contained in the Company's most recent filings with the SEC including its most recent annual report on form 10-K.

I will now turn the call over to Gilbert A. Fuller, Chief Financial Officer of USANA.

--------------------------------------------------------------------------------
 GILBERT FULLER  - USANA Health Sciences - SVP and CFO

Good morning. Thanks, Riley. Good morning everyone and thank you for joining us to review USANA's second-quarter results.

As a sidenote, Dave Wentz, our President, will not be with us on the call this morning. He is currently in South Korea participating in that market's opening events.

On July 10th, we announced the acquisition of a manufacturer of skin and personal care products. By bringing the manufacturing of our skin care products in house, we should be able to reduce production cost and gain greater control over the quality of products we sell. As you know, we take great pride in our pharmaceutical grade manufacturing and the science-based products we provide. We believe that this vertical integration is a key step in our business strategy.

On July 14th, we officially opened the doors for business in South Korea. The level of the excitement and drive we are seeing from the associates there is greater than any new market opening we have experienced. We believe this market has the potential to be very successful for USANA. South Korea represents the third largest selling market in the world with annual sales of about $4.6 billion.

This quarter was very rewarding in that we saw double-digit year-over-year growth in each of our markets. Our Australia and New Zealand markets saw the most significant growth increasing by 62 percent compared to last year's second-quarter.

It is also gratifying to see North America, our most mature market, grow at double-digit rates. Our associate leaders from around the world have dedicated themselves to spreading the vision of true health and true wealth, driving sales to record levels for the fourth consecutive quarter.

I will now review key financial statement line items with you. Net sales for the second quarter of 2003 were $47.2 million, an increase of 47 percent compared to the $32.1 million reported in the second-quarter of 2002. Sales were also up 15 percent on a consecutive basis for the first quarter of 2003. The growth in net sales is due to the increasing number of active customers, driving increasing sales in each of our markets.

Sales in the second-quarter were also impacted by stronger foreign currencies relative to the U.S. dollar, which positively impacted sales this quarter by approximately $2.3 million when compared to the second quarter of 2002. Excluding the positive impact from the weaker dollar, year-over-year sales growth would have been about 40 percent.

Cost of sales this quarter decreased as a percentage of net sales to 22.1 percent compared to 26.1 percent in the second-quarter of 2002. Our gross margins improved during the quarter primarily due to improved production and procurement efficiencies, the effects of a price increase in certain products implemented in the fourth quarter of 2002, and to improve economies of scale associated with an increasing sales base.

We expect to see modest benefits to cost of sales for the remainder of 2003 due to continued operating leverage from increasing sales. As we announced last week, we recently acquired in-house manufacturing capacity for our personal care products. We anticipate that realized benefits to cost of sales resulting from the production of our Sense products in-house will begin to take effect at the end of 2003.

Associate incentive expense for the second quarter was 39.6 percent of net sales. This is an increase of 150 basis points compared to the second-quarter of 2002 but is in line with our guidance provided for the second-quarter. The year-over-year increase in associate incentives can be attributed to a larger portion of sales coming from products with higher sales volumes point ratios, an increase in the amount of commissions paid to associates in Australia and New Zealand, and the elimination of processing fees on associate commission checks. USANA remains committed to our associates by providing what we believe to be the most fair and equitable compensation plan available in the industry.

Even though the just completed acquisition will not add to this line item, we expect associate incentives to increase in the third and fourth quarters relative to sales due to special associate promotions and incentives we will be running to aid further growth on the top-line.

Selling, general and administrative spending decreased to 22.4 percent of sales during the second quarter of 2003 compared to 26.7 percent in the prior year quarter. This can be attributed to operating leverage gained on higher than anticipated sales. Although we would typically expect to see leverage in SG&A from a rising sales base, we believe SG&A for the year will run at approximately this relative level due to the added expenses from our recent acquisition and to the opening of the new satellite office in Kaohsiung, Taiwan.

As a result of these line items, we saw operating income for the second-quarter of 2003 increase to 15.1 percent of sales as compared with 8.4 percent achieved during the second-quarter 2002.

Income tax for the second quarter was 37 percent, which is in line with our guidance. We believe that the effective tax rate for 2003 will remain at 37 percent of pretax earnings, although we would note that the effective tax might be affected by stock option exercises and changes in foreign markets during the next six months.

Let's now look at the bottom line for a moment. Earnings for the second-quarter were 41 cents per share compared to 16 cents in the second quarter of 2002. This is an increase of about 156 percent on a year-over-year basis.

Now to reiterate the guidance that was updated in the press release, we now expect to see annual sales in 2003 in excess of $190 million and earnings per share for the year approaching $1.65. We believe third quarter sales will approach $52 million with earnings per share in the range of 43 to 45 cents depending upon the success of our South Korean market.

I would also like to comment on cash and cash flow for just a moment. EBITDA for the second quarter was just over $8 million. Our strong cash balance allowed us to pay for our recent acquisition without adding debt to our balance sheet.